Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.5 to the registration statement (No. 333-152653) on Form S-11 of CB Richard Ellis Realty Trust of our report dated March 19, 2010, with respect to the consolidated balance sheets of Duke/Hulfish LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2009 and the period from April 29, 2008 (inception) through December 31, 2008, and the related financial statement Schedule III, which report appears in the December 31, 2009 annual report on Form 10-K of CB Richard Ellis Realty Trust and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of FASB Statement of Financial Accounting Standards No. 141(R), Business Combinations, included in ASC Topic 805, Business Combinations, as of January 1, 2009.

/s/ KPMG LLP

Indianapolis, Indiana

April 20, 2010